Exhibit 99.A

News For Immediate Release
El Paso Pipeline Partners Reports Sharp Increase in Second Quarter Results
HOUSTON, TEXAS, August 6, 2009—El Paso Pipeline Partners, L.P. (NYSE: EPB) is reporting today second quarter 2009 financial and operational results for the partnership.
Highlights:
•	Net income of $40.8 million — up from $23.0 million in the second quarter of 2008

•	Earnings of $0.36 per common unit, versus $0.27 per common unit in the second quarter of 2008

•	Distributable cash flow of $46.0 million — an increase of 63 percent from the second quarter of 2008

•	Increased quarterly cash distributions to $0.33 per common and subordinated unit for the second quarter of 2009, a 12 percent increase from the second quarter 2008

•	In July, completed the acquisition of additional interests in Colorado Interstate Gas Company (CIG)
“I’m proud of our success this quarter as we continue to grow our partnership on several fronts,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “We placed the Totem Storage project into service ahead of schedule, and we completed our first equity offering since the IPO, demonstrating strong support in a market focused on quality. In July, we completed our second acquisition from El Paso Corporation which added to our strong asset base. Importantly, our cash distributions continue to increase as we announced our fifth consecutive quarterly increase since our IPO in 2007.”
A summary of financial results for the quarter and six months ended June 30, 2009 and 2008 follows:

	Quarters Ended		Six Months Ended
Financial Results	June 30,		June 30,
($ in millions, except per unit amounts)	2009	2008	2009	2008

Operating revenues	$39.0	$34.6	$78.7	$68.3
Operating expenses
Operation and maintenance	8.3	7.0	17.9	15.2
Depreciation and amortization	7.0	6.7	14.0	12.9
Taxes, other than income	1.1	0.9	2.3	2.0

Operating income	22.6	20.0	44.5	38.2

Earnings from unconsolidated affiliates	22.8	7.1	51.8	22.2

Other income	0.6	0.3	0.8	0.2

Earnings before interest expenses and taxes (EBIT)	46.0	27.4	97.1	60.6
Interest and debt expense	5.2	4.4	10.3	10.0

Net income	$40.8	$23.0	$86.8	$50.6

Net income per common unit	$0.36	$0.27	$0.76	$0.58
Net income per subordinated unit	$0.32	$0.27	$0.72	$0.58
Financial Results
For the quarter and six months ended June 30, 2009, El Paso Pipeline Partners reported net income of $40.8 million and $86.8 million, respectively, compared with $23.0 million and $50.6 million, respectively, for the same periods in 2008.
EBIT for the quarter and six months ended June 30, 2009 was $46.0 million and $97.1 million respectively, compared with $27.4 million and $60.6 million respectively, for the same 2008 periods.
The improvement in net income and EBIT for both periods is due primarily to increased earnings from equity investments following the acquisition of additional interests in CIG and SNG on September 30, 2008, and the completion of pipeline expansion projects.

Operating income for the quarter and six months ended June 30, 2009, was $22.6 million and $44.5 million, respectively compared with $20.0 million and $38.2 million for the same 2008 periods. The increase for the quarter and six-month period is due to higher revenues, primarily as a result of increased demand on the Wyoming Interstate Company (WIC) system, and the Piceance Lateral, as well as the completion of the Medicine Bow expansion in 2008. In addition, the six-month period benefited from increased revenue as a result of the Kanda Lateral expansion which was completed in the first quarter 2008.
Distributable cash flow for the quarter ended June 30, 2009 was $46.0 million, compared with $28.3 million for the same 2008 period. Distribution coverage for first quarter of 2009 was 1.09 times.
Equity Investments
El Paso Pipeline Partners owned 10 percent interests in CIG and SNG through September 2008. Following the previously mentioned 2008 acquisition, the partnership owned 40 percent and 25 percent interests in CIG and SNG, respectively.
Equity in earnings from CIG for the quarter and six months ended June 30, 2009 were $10.8 million and $27.3 million, compared with $1.9 million and $7.6 million for the same 2008 periods. El Paso Pipeline Partners’ share of CIG’s distributable cash flow was $10.3 million for the quarter and $26.2 million for the six months ended June 30, 2009, respectively, compared with $2.3 million and $6.5 million for the same 2008 periods.
Distributable cash flow reflects a 40 percent ownership interest in CIG as of June 30, 2009, including $10.3 million in declared distributions from CIG for the second quarter of 2009. In July 2009, CIG made a $15 million distribution to the partnership with $4.7 million related to the acquisition of an additional 18 percent interest in CIG. This incremental distribution will be included in third quarter distributable cash flow.
SNG generated equity in earnings of $12.0 million for the quarter and $24.5 million for the six months ended June 30, 2009, compared with $5.2 million and $14.6 million, respectively, for the same 2008 periods. The partnership’s share of SNG’s distributable cash flow was $11.2 million and $23.5 million for the quarter and six months ended June 30, 2009, respectively, compared with $4.8 million and $13.9 million, respectively for the same 2008 period.

The increase in earnings and distributable cash flow from El Paso Pipeline Partners’ equity investments in CIG and SNG for both periods are due primarily to its higher ownership interests following its September 2008 acquisition, partially offset by proceeds received by SNG from the Calpine bankruptcy settlement in 2008.
On July 24, 2009, El Paso Pipeline Partners completed its acquisition of an additional 18 percent interest in CIG for $215 million in cash and now owns a 58 percent interest in CIG, and a 25 percent interest in SNG. This incremental distribution will be included in third quarter distributable cash flow.
Interest and Debt Expense
For the quarter and six months ended June 30, 2009, interest and debt expense was $5.2 million and $10.3 million, respectively, compared with $4.4 million and $10.0 million, respectively, for the same 2008 periods. The increase is due to higher average debt balances substantially offset by lower interest rates on the partnership’s credit facility, under which average rates for the quarter and six months ended June 30, 2009, were 0.8 percent and 0.9 percent, respectively, compared with 3.0 percent and 3.8 percent, respectively for the same 2008 periods.
Liquidity
El Paso Pipeline Partners maintains a $750 million revolving credit facility, which is underwritten by a diverse group of 25 financial institutions and matures in November 2012. As of June 30, 2009, the partnership had approximately $215 million of available capacity on this facility. In addition to the amounts available under its revolving credit facility, the partnership had a cash balance of approximately $140 million, including proceeds from the June equity offering, and a $20 million demand note receivable from El Paso Corporation. In July, the partnership received additional proceeds of approximately $28 million relating to the underwriters’ option to purchase additional common units. El Paso Pipeline Partners used approximately $215 million of this liquidity to fund its acquisition of an additional interest in CIG.
The partnership will utilize its revolving credit facility, cash distributions from its unconsolidated affiliated pipelines, and the demand note receivable from El Paso

Corporation to fund its on-going growth capital expenditures. The partnership continues to have more than adequate liquidity to execute on its project inventory well into 2010.
Capital Projects
During the six months ended June 30, 2009, WIC invested $27.0 million primarily for the Piceance Lateral expansion. Maintenance capital expenditures for the same 2009 period were $0.7 million.
Increased Second Quarter Cash Distribution
On July 22, 2009, El Paso Pipeline Partners declared cash distributions of $0.330 per unit for the second quarter 2009, which is a nearly 2 percent increase from the $0.325 paid for the first quarter 2009 and a 12 percent increase from the $0.295 paid in the second quarter 2008. The cash distribution will be paid on August 14, 2009 on all outstanding common and subordinated units to holders of record as of the close of business on July 31, 2009.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast to review its second quarter 2009 results on August 6, 2009, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 21906611) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will be also available through August 14, 2009 by dialing (800) 642-1687 (conference ID # 21906611). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its June 30, 2009, Form 10-Q, will be available in the Investors section of the partnership’s Web site at www.eppipelinepartners.com. Copies of the filed documents, including the partnership’s

Quarterly Reports on Form 10-Q and its 2008 Annual Report on Form 10-K are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns a 65 percent limited partner interest and a 2 percent general partner interest in the partnership. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, a 58 percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, and a 25 percent interest in Southern Natural Gas Company, which operates in the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.
We use the non-GAAP financial measure Distributable Cash Flow as it provides important information relating our financial operating performance to our cash distribution capability. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, and other income and expenses, net, which primarily includes non-cash allowance for equity funds during construction and other non-cash items. Distributable Cash Flow does not reflect changes in working capital balances. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net of interest income. Adjusted EBITDA, which is also a non-GAAP financial measure, is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and the partnership’s share of cash distributions from equity interests, less equity in earnings.
We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other publicly traded partnerships within the industry. Distributable Cash Flow, EBIT and Adjusted EBITDA should not be considered an alternative to net income, earnings per unit, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP measures both exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, Distributable Cash Flow, EBIT and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period.

	Quarters Ended		Six Months
Non-GAAP Reconciliation Schedule	June 30,		Ended June 30,
($ millions)	2009	2008	2009	2008

Net income	$40.8	$23.0	$86.8	$50.6
Add: Interest and debt expense	5.2	4.4	10.3	10.0

EBIT	46.0	27.4	97.1	60.6
Add: Depreciation and amortization	7.0	6.7	14.0	12.9
Distributions declared by CIG and SNG	21.5	7.1	49.7	20.4
Less: Equity in earnings from CIG and SNG	(22.8)	(7.1)	(51.8)	(22.2)

Adjusted EBITDA	51.7	34.1	109.0	71.7
Less: Cash interest expense, net	(5.0)	(4.5)	(10.1)	(10.1)
Maintenance capital expenditures	(0.1)	(0.4)	(0.7)	(1.0)
Other, net	(0.6)	(0.9)	(1.0)	(4.5)

Distributable cash flow	$46.0	$28.3	$97.2	$56.1

Note: Distributable cash flow reflects a 40 percent ownership interest in CIG as of June 30, 2009, including $10.3 MM in declared distributions from CIG for the second quarter of 2009. In July, 2009, CIG made a $15 MM distribution to the partnership with $4.7 MM related to the acquisition of an additional 18 percent interest in CIG. This incremental distribution will be included in third quarter distributable cash flow.
Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct and operate such projects; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline

Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
(713) 420-5855
Media Relations
Bill J. Baerg, Manager
(713) 420-2906